Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE KEROS THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO KEROS THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

EXECUTION VERSION

RESEARCH COLLABORATION AND EXCLUSIVE LICENSE

AGREEMENT

BETWEEN

KEROS THERAPEUTICS, INC.

AND

NOVO NORDISK A/S

EXECUTION VERSION

Exhibits

Exhibit A	Existing Ligand Traps

Exhibit B	Keros Background Patents

Exhibit C	Research Plan

Exhibit D	New Ligand Traps Information Package

Exhibit E	Novo Nordisk Policy for Use of Animals

Exhibit F	Novo Nordisk A/S’ Invoicing Instructions

EXECUTION VERSION

RESEARCH COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This Research Collaboration and Exclusive License Agreement (“Agreement”) is made and entered into, effective as of December 14, 2017 (“Effective Date”), by and between Keros Therapeutics, Inc., a Delaware corporation, having a principal place of business at Suite 120, Building E, 99 Hayden Avenue, Lexington, MA 02421, USA (“Keros”) and Novo Nordisk A/S, a company organized and existing under the laws of Denmark, having a principal place of business at Novo Allé, DK-2880 Bagsværd, Denmark (“Novo Nordisk”). Keros and Novo Nordisk are each referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

A. Keros is a biotechnology company founded in 2016 employing its proprietary Ligand Trap platform, a discovery platform which enables the identification of Ligand Traps.

B. Novo Nordisk is a leading global healthcare company engaged in the research, development and commercialization of pharmaceutical products within diabetes and obesity and possesses extensive know-how within these fields.

C. The Parties desire to establish a Research Collaboration which shall generally cover development of Ligand Traps in order to facilitate that Novo Nordisk can exploit and commercialize certain Ligand Traps within the Novo Nordisk Field in pharmaceutical products on the terms and conditions set forth in this Agreement. The Research Collaboration will include (i) an Existing Ligand Trap of Keros and (ii) certain New Ligand Traps which Keros will use its Ligand Trap platform to identify.

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Novo Nordisk and Keros agree as follows:

ARTICLE 1

Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below.

1.1 “Affiliate” means any Person which controls, is controlled by, or is under common control with a Party, as the case may be. For the purpose of this definition, “control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question. For purposes of this definition, Novo Holdings A/S and its affiliates (other than Novo Nordisk and its subsidiaries) are not considered Affiliates of Novo Nordisk.

1.2 “Alliance Managers” is defined in Section 2.9.

1.3 “Bankruptcy Code” is defined in Section 5.4.

1.

EXECUTION VERSION

1.4 “Business Day” means a day, other than a Saturday, Sunday or day on which commercial banks located in Boston, Massachusetts or Copenhagen, Denmark are generally closed.

1.5 “Cardiovascular Indication” or “CVD Indication” means, with respect to any pharmaceutical product, an indication for which Regulatory Approval has been granted, or is intended to be sought, for the treatment or prevention of any cardiovascular disease or condition that are not associated with diabetes or obesity.

1.6 “Chronic Kidney Disease Indication” or “CKD Indication” means, with respect to any pharmaceutical product, an indication for which Regulatory Approval has been granted, or is intended to be sought, for the treatment or prevention of any disease, condition or complication (including anemia and bone loss) arising from or associated with chronic kidney disease or the gradual loss or deterioration of kidney function, other than CKD associated with diabetes or obesity.

1.7 “Collaboration Invention” means any invention, discovery, creation, materials, Know-How or other intellectual property, whether or not patentable, that (a) is first generated or developed by a Party or its Affiliates or Third Party contractors, (b) is not either Keros New Ligand Trap Inventions or Novo Nordisk Inventions, and (c) is directly related to and arising from the Research Collaboration during the Collaboration Term, whether generated or developed solely or jointly by employees of Keros and/or Novo Nordisk or their respective Affiliates or Third Party contractors.

1.8 “Collaboration IP” means Collaboration Inventions and Collaboration Patents.

1.9 “Collaboration Patent” means a Patent that Covers a Collaboration Invention.

1.10 “Collaboration Term” is defined in Section 2.5.

1.11 “Collaboration Year” means a one-year period during the Collaboration Term commencing on the Effective Date or an anniversary of the Effective Date and continuing thereafter until the next anniversary of the Effective Date or the end of the Collaboration Term.

1.12 “Commercialization” or “Commercialize” means any activities directed to manufacturing, marketing, distributing, offering for sale, selling, using, importing or exporting a product.

1.13 “Commercially Reasonable Efforts” means such application of effort and resources by the applicable Party as would be consistent with [***] in respect of a molecule controlled by such Party, which is at a similar stage in its development, taking into account, without limitation, with respect to a product, issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors, [***]. [***].

2.

EXECUTION VERSION

1.14 “Confidential Information” means, with respect to a Party, any and all confidential or proprietary information disclosed or otherwise made available by such Party to the other Party in any form under this Agreement or the Existing CDA, including but not limited to, technical processes, specifications, instrumentation, formulae, assays, manufacturing techniques, biological, chemical or physical samples and materials, research and development plans and efforts, business plans, finances, and competitive position. The terms and conditions of this Agreement shall be Confidential Information of both Parties. Subject to Article 6, Confidential or proprietary information arising from the Research Collaboration or the Research Plan shall be treated as Confidential Information of both Parties for so long as both Parties retain rights to the applicable Ligand Trap pursuant to this Agreement or such Ligand Trap remains subject to the exclusivity provisions set forth in Section 2.7 (i.e., excluding Declined Ligand Traps), and thereafter such information shall be the Confidential Information of only the Disclosing Party.

1.15 “Conserved Carrier” means any part of the Ligand Trap excluding the Ligand Binder and/or Novo Nordisk Proprietary Molecule.

1.16 “Controlled by” or “Control,” or the like, means the possession by a Party of, (a) with respect to any particular item, materials or information, the right (other than solely pursuant to a license granted under this Agreement) to physical possession of those items, with the right to provide them to the other Party as provided for in this Agreement, or (b) with respect to intellectual property rights, the right (other than solely pursuant to a license granted under this Agreement) to grant the other Party a license, sublicense or other right to exploit as provided for in this Agreement, in the case of either (a) or (b), without violating the terms of any agreement or other arrangement with a Third Party.

1.17 “Covered by” or “Covers” means, with respect to a Patent, that the research, development, sale, offer for sale, manufacture, having manufactured, use, export, or import of a composition of matter or other material or practice of a claimed method would, but for ownership of, or a license granted in this Agreement under, the relevant Patent, infringe an issued Valid Claim, or a pending Valid Claim if a Patent containing such pending Valid Claim were to issue, of such Patent.

1.18 “CVD/CKD License” is defined in Section 2.7(c).

1.19 “Declined Ligand Trap” means any Ligand Trap which is not a Selected Ligand Trap and is further defined in Section 2.3(a).

1.20 “Declined Ligand Traps-Specific Patents” is defined in Section 6.2(a)(i).

1.21 “Development” or “Develop” means research, discovery and preclinical and clinical drug development activities, including without limitation test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration.

1.22 “Disclosing Party” is defined in Section 8.1.

3.

EXECUTION VERSION

1.23 “Dispute” or the like, means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof.

1.24 “Effective Date” is defined in the Preamble.

1.25 “EMA” means the European Medicines Authority, or any successor entity thereto performing similar functions.

1.26 “Executive” means, with respect to a Party, an executive officer of such Party having greater seniority than such Party’s JSC representatives, which executive officer such Party designates for the escalation of deadlocked JSC decisions pursuant to Section 2.8(e) and Disputes pursuant to Section 13.1. For the avoidance of doubt, the Chief Executive Officer of Keros (or his or her designee) may serve both as a JSC representative and as the designated Executive for Keros, provided the Chief Executive Officer of Keros was not part of the deadlocked JSC decision.

1.27 “Existing CDA” means the Confidentiality Agreement effective as of April 20, 2017 by and between Novo Nordisk and Keros.

1.28 “Existing Ligand Traps” means Ligand Traps set forth in Exhibit A.

1.29 “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.30 “First Commercial Sale” means with respect to a Licensed Product in any country, on a Licensed Product-by-Licensed Product and country-by-country basis, the first commercial transfer or disposition for value of such Licensed Product for end use in such country to a Third Party (not being a sublicensee for the relevant Licensed Product) by Novo Nordisk or any of its Affiliates or sublicensees after such Licensed Product has been granted Regulatory Approval by a Regulatory Authority having jurisdiction for such country. The following sales shall not constitute a “First Commercial Sale”: (i) sales for clinical studies, [***] as well as (ii) sales between Novo Nordisk and/or its Affiliates and/or sublicensees which do not constitute a commercial launch of a Licensed Product in the market.

1.31 “FTE” shall mean the equivalent of a full-time employee or consultant at Keros.

1.32 “Indication” means a separate and distinct disease, disorder or medical condition, in humans, including the diagnosis and symptoms thereof, that a Licensed Product is intended to treat, prevent and/or ameliorate. For the avoidance of doubt, the treatment of [***] shall be deemed to be the same Indication.

1.33 “Infringement” is defined in Section 7.1.

1.34 “Joint Steering Committee” or “JSC” is defined in Section 2.8(a).

1.35 “JSC Co-Chair” is defined in Section 2.8(b).

4.

EXECUTION VERSION

1.36 “Keros Background IP” means Keros Background Patents and Keros Background Know-How.

1.37 “Keros Background Know-How” means Know-How Controlled by Keros as of the Effective Date specifically relating to Ligand Traps.

1.38 “Keros Background Patents” means Patents Controlled by Keros as of the Effective Date that Cover Ligand Traps. The Keros Background Patents in existence as of the Effective Date are set forth on Exhibit B.

1.39 “Keros New Ligand Trap Invention” means any invention, discovery, creation, materials, Know-How or other intellectual property, whether or not patentable, that is first generated or developed by a Party or its Affiliates or Third Party contractors, which is specifically related to Ligand Traps and directly related to and arising from the Research Collaboration during the Collaboration Term, whether generated or developed solely or jointly by employees of Keros and/or Novo Nordisk or their respective Affiliates or Third Party contractors. For the avoidance of doubt, no Conserved Carrier will be included in the Keros New Ligand Trap Invention.

1.40 “Keros New Ligand Trap IP” means Keros New Ligand Trap Inventions and Keros New Ligand Trap Patents.

1.41 “Keros New Ligand Trap Patent” means a Patent that Covers Keros New Ligand Trap Inventions, whether such Patent names, as inventor(s), employee(s) of Keros and/or Novo Nordisk or their respective Affiliates or Third Party contractor. For the avoidance of doubt, no Conserved Carrier other than those Conserved Carriers as set forth in Keros Background Patents will be included in the Keros New Ligand Trap Patent.

1.42 “Keros Patents” means Keros Background Patents and Keros New Ligand Trap Patents.

1.43 “Know-How” means all information, ideas, concepts, discoveries, technology, inventions, improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, specifications, models, designs, and other information regarding discovery, development, regulatory approval, marketing, pricing, distribution, cost, sales and manufacturing and other similar information, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known. Know-How shall not include any Patents.

1.44 “Licensed Combination Product” means any pharmaceutical product for human use in the Territory within the Novo Nordisk Field which contains a Novo Nordisk Proprietary Molecule fused to a Selected Ligand Trap into a single molecule or a co-formulation of a Novo Nordisk Proprietary Molecule and a Selected Ligand Trap.

5.

EXECUTION VERSION

1.45 “Licensed Product” means any pharmaceutical product for human use in the Territory within the Novo Nordisk Field which contains a Selected Ligand Trap whether alone or as a Licensed Combination Product.

1.46 “Ligand Binder” means the extracellular portion of the [***].

1.47 “Ligand Trap” means a fusion molecule consisting of a Ligand Binder present as part of a larger molecule having additional domains (defined as Conserved Carrier) excluding a Licensed Combination Product. The Ligand Trap consists of a Ligand Binder fused to a Conserved Carrier.

1.48 “[***] Approval” means the development stage in Novo Nordisk’s [***].

1.49 “Net Sales” shall [***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***]; and

(e) [***].

[***].

[***].

[***].

1.50 “New Ligand Traps Information Package” is defined in Section 2.2(a).

1.51 “New Ligand Traps” means the Ligand Traps having Ligand Binder [***] which differ from Existing Ligand Traps and are developed during the Collaboration Term.

1.52 “No-Shop Period” is defined in Section 2.7(c).

1.53 “Novo Nordisk Field” means: (a) any and all uses of any Licensed Product for the treatment of diabetes (including diabetes-related complications of cardiovascular disease (CVD) and chronic kidney disease (CKD)), obesity (including obesity-related complications of cardiovascular disease (CVD), chronic kidney disease (CKD) and sarcopenic obesity), nonalcoholic steatohepatitis (NASH) and cachexia; and (b) solely with respect to Licensed Combination Products, any and all uses in Cardiovascular Indications or CKD Indications. For clarity, the Novo Nordisk Field does not include use of a Licensed Product that is not a Licensed Combination Product for use in the treatment of Cardiovascular Indications or CKD Indications.

6.

EXECUTION VERSION

1.54 “Novo Nordisk Invention” means any invention, discovery, creation, materials, Know-How or other intellectual property, whether or not patentable, that (a) is first generated or developed by a Party or its Affiliates or Third Party contractors directly related to and arising from the Research Collaboration during the term of this Agreement, and (b) which is specifically related to (i) a Novo Nordisk Proprietary Molecule, (ii) a Conserved Carrier and/or (iii) a Licensed Product to the extent not solely a Keros New Ligand Trap Invention, whether generated or developed solely or jointly by employees of Keros and/or Novo Nordisk or their respective Affiliates or Third Party contractors. For the avoidance of doubt, any formulation intellectual property, including any Know-How related to methods or processes for making formulations or for optimizing pharmacokinetic properties of Ligand Traps (by optimizing Conserved Carrier), Conserved Carriers or a Licensed Combination Product, as well as all data and results from clinical trials related to the Selected Ligand Traps or a Licensed Combination Product shall be deemed to be Novo Nordisk Inventions.

1.55 “Novo Nordisk Background IP” means those Patents and Know-How (to the extent such Know-How is actually disclosed to Keros) Controlled by Novo Nordisk as of the Effective Date that are necessary for the Development or Commercialization of Licensed Products.

1.56 “Novo Nordisk IP” means Novo Nordisk Inventions and Novo Nordisk Patents.

1.57 “Novo Nordisk Patent” means a Patent that Covers a Novo Nordisk Invention, whether such Patent names, as inventor(s), employee(s) of Keros and/or Novo Nordisk or their respective Affiliates or Third Party contractors. For the avoidance of doubt, subject to Keros’ ownership of Keros New Ligand Trap Patents, a Patent that Covers the combination of (i) Selected Ligand Traps(s) and (ii) Novo Nordisk Invention(s) shall be a Novo Nordisk Patent and not a Keros New Ligand Trap Patent.

1.58 “Novo Nordisk Proprietary Molecule” means a molecule owned or controlled (other than solely pursuant to a license granted under this Agreement) by Novo Nordisk.

1.59 “Patents” means all patents, provisional and non-provisional patent applications, invention certificates, in any country, including any reissues, extensions, patent term extensions, supplementary protection certificates, registrations, divisionals, continuations, continuations-in-part, reexaminations, substitutions or renewals thereof including any and all foreign counterparts thereof. The singular term “Patent” has the same meaning.

1.60 “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, company, business association, firm, joint venture or governmental agency or authority.

1.61 “Phase I Clinical Trial” means a study in humans, conducted by or on behalf of Novo Nordisk or its Affiliates or sublicensees, the principal purpose of which is a preliminary determination of the safety and/or pharmacokinetics of a pharmaceutical product in healthy individuals or patients, as further described in 21 CFR § 312.21(a) (as may be amended), or a similar human clinical study in a country other than the United States.

7.

EXECUTION VERSION

1.62 “Phase 2 Clinical Trial” means any human clinical trial of a product that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.

1.63 “Phase 3 Clinical Trial” means any human clinical trial of a product that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.

1.64 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a given Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, post grant reviews, reissues, inter partes reviews, applications for patent term extensions and the like with respect to such Patent, together with the conduct of interferences and derivation proceedings, the defense of oppositions and other similar proceedings with respect to such Patent.

1.65 “R&D Collaboration Budget Funding” is defined in Section 3.2(a).

1.66 “Regulatory Approval” means the approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Commercialization of a product in a country or territory.

1.67 “Research Collaboration” is defined in Section 2.1(a).

1.68 “Research Plan” means the written research and development plan attached as Exhibit C as may be adopted and updated from time-to-time in accordance with Section 2.6.

1.69 “Receiving Party” is defined in Section 8.1.

1.70 “Regulatory Authority” means (a) the FDA; (b) the EMA; or (c) any regulatory body performing similar functions in any jurisdiction other than the United States and the European Union.

1.71 “Selected Existing Ligand Trap” means an Existing Ligand Trap which is selected by Novo Nordisk prior to or as of the Effective Date. [***].

1.72 “Selected Ligand Trap” means a Selected Existing Ligand Trap and/or Selected New Ligand Trap(s). [***].

1.73 “Selected Ligand Traps-Specific Patents” is defined in Section 6.2(a)(i).

1.74 “Selected New Ligand Trap(s)” means one (1) or two (2) New Ligand Traps which are selected by Novo Nordisk during the Collaboration Term. For the avoidance of doubt, the unique Ligand Binder of a Selected New Ligand Trap coupled with various Conserved Carriers shall be deemed a “Selected New Ligand Trap”.

1.75 “Technology Transfer” is defined in Section 2.12.

1.76 “Territory” means all countries of the world.

8.

EXECUTION VERSION

1.77 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.78 “Third Party R&D Rights” means intellectual property rights to Selected Ligand Traps that are held by Third Parties.

1.79 “Valid Claim” means a claim of a Patent that is (a) issued and not expired or lapsed, which claim has not been (i) cancelled, withdrawn, abandoned, dedicated to the public, admitted to be invalid or unenforceable or (ii) formally revoked or held invalid, unpatentable or unenforceable by a patent office, tribunal, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or (b) in a pending patent application, which application (i) has not been pending for more than [***] and (ii) has not been (A) rejected, cancelled, withdrawn, or abandoned, without the possibility of continued prosecution or (B) finally determined to be unallowable in a decision from which an appeal has not and can no longer be taken.

ARTICLE 2

Research Collaboration

2.1 Research Collaboration Overview; Diligence.

(a) The Parties shall conduct a research collaboration (the “Research Collaboration”) under which they will work together during the Collaboration Term for the discovery and development of Ligand Traps pursuant to the Research Plan. The primary goal of the Research Collaboration is for Keros to generate New Ligand Traps and for Novo Nordisk to further develop certain New Ligand Traps that it selects as Selected Ligand Traps. If Keros during this Research Collaboration successfully identifies and optimises one or more New Ligand Trap(s) in accordance with the Research Plan, Novo Nordisk has the right in its discretion to select such New Ligand Trap(s) pursuant to Section 2.2(b) and be responsible for the further development of such Selected New Ligand Trap(s) and Commercialization of Licensed Products.

(b) On a Ligand Trap-by-Ligand Trap basis, during the Collaboration Term, each Party shall use Commercially Reasonable Efforts to conduct research and development of New Ligand Traps in accordance with the Research Plan.

2.2 New Ligand Traps.

(a) During the Collaboration Term, Keros shall present to the JSC New Ligand Traps and all scientific data supporting New Ligand Traps as set forth in Exhibit D prior to Keros’ commencement of validation activities (each, a “New Ligand Traps Information Package”).

(b) Novo Nordisk shall have the right to select [***] New Ligand Traps (based on the applicable New Ligand Traps Information Package) proposed by Keros to the JSC and include the Selected New Ligand Traps under the license set forth in Section 5.1 by notifying Keros of such election within [***] after (i) Keros provides the applicable New Ligand Traps Information Package to the JSC; or (ii) the end of the Collaboration Term. [***].

9.

EXECUTION VERSION

(c) Novo Nordisk shall have the right to modify any part of the Conserved Carrier of any Selected New Ligand Trap(s) but may not modify the Ligand Binder of the Selected New Ligand Trap(s).

2.3 Declined Ligand Traps.

(a) As of the Effective Date, the Existing Ligand Trap not selected by Novo Nordisk, is deemed a “Declined Ligand Trap”. Furthermore, any New Ligand Trap(s) proposed by Keros to the JSC which are not selected by Novo Nordisk under Section 2.2(b) as Selected New Ligand Trap(s) are also deemed a “Declined Ligand Trap”.

(b) For the avoidance of doubt, Novo Nordisk shall have the right to propose to the JSC that any New Ligand Traps for which a New Ligand Traps Information Package has not been completed and/or which have not been already been presented to the JSC per 2.2(b) be given a low priority with regard to ongoing Research Collaboration research efforts (e.g., FTE allocation and utilization of funds), and such priority proposal shall not be construed as Novo Nordisk declining such New Ligand Traps (i.e., such Ligand Trap shall not as a consequence of such prioritization proposal be designated a Declined Ligand Trap).

(c) Declined Ligand Traps shall be excluded from the Research Collaboration and, subject to Keros’ exclusivity obligations as described in Section 2.7 with respect to any Declined Ligand Traps, Keros shall have the right to license to a Third Party or otherwise transfer the rights to Declined Ligand Traps. If Keros licenses or otherwise transfers any such Declined Ligand Traps to a Third Party, then such Third Party terms may not conflict with or limit Novo Nordisk’s rights under this Agreement. Any license granted to a Third Party in connection with such license or transfer to a Third Party of a Declined Ligand Trap may not include a license or access to Keros Background IP and Keros New Ligand Trap IP beyond that reasonably related to the applicable Declined Ligand Traps.

(d) If Keros expends Keros resources to research and/or develop a Declined Ligand Trap after the date on which such Ligand Trap became a Declined Ligand Trap pursuant to Section 2.3(a), Keros’ fully burdened costs, including overhead costs and Third Party license payments, expended to research and/or develop such Declined Ligand Traps after such time shall be borne by Keros. For the avoidance of doubt, after the designation of a Ligand Trap as a Declined Ligand Trap, payments made by Novo Nordisk as set forth in Section 3.2 shall only be used for the Research Collaboration and not for work on Declined Ligand Traps and the personnel costs attributable to efforts spent by Keros personnel on Declined Ligand Traps shall not be allocated against the R&D Collaboration Budget Funding.

2.4 Third Party R&D Rights. During the Collaboration Term, Keros shall notify the JSC if Keros believes a license to any Third Party R&D Rights would be useful to advance research and development activities under this Agreement, and Keros shall submit to the JSC a written proposal detailing the value and potential license terms for such Third Party R&D Rights.

10.

EXECUTION VERSION

Thereafter, the JSC shall evaluate Keros’ proposal and, if the JSC unanimously approves such proposal, Keros may license or otherwise acquire Control of such Third Party R&D Rights on the terms and conditions specified in Keros’ written proposal to the JSC within [***] after JSC’s approval thereof; provided that, Novo Nordisk shall have the right to approve Third Parties performing in vivo animal studies in order to ensure compliance with Novo Nordisk Principles for the Use of Animals set forth in Exhibit E. Novo Nordisk shall require that its JSC representatives not unreasonably withhold, delay or condition their approval of any such proposal, provided that Novo Nordisk’s JSC representatives shall have the right to decline a license to any Third Party R&D Rights based on the financial obligations that would be owned to a Third Party by Novo Nordisk. [***] responsible for payment of any license fees, royalties and other expenses owing for exploitation of such Third Party R&D Rights.

2.5 Collaboration Term. The term of the Research Collaboration (the “Collaboration Term”) shall commence on the Effective Date and continue until (a) the second anniversary of the Effective Date or, if Novo Nordisk elects to extend the term of the Research Collaboration to a third Collaboration Year as set forth in this Section 2.5, the third anniversary of the Effective Date, or (b) such earlier time as this Agreement is terminated pursuant to Article 10. Novo Nordisk shall have the right to extend the Collaboration Term to a third Collaboration Year on the same terms and conditions applicable for the two (2) first Collaboration Years, subject to mutual written agreement of the Parties on research scope and research funding for such third Collaboration Year, if the Collaboration Term has not otherwise terminated and Novo Nordisk provides written notice to Keros at least [***] prior to the end of the second Collaboration Year that Novo Nordisk elects to extend the Collaboration Term to a third Collaboration Year.

2.6 Research Plan.

(a) Research Plan for Ligand Traps. The purpose of this Agreement is for the Parties to perform the activities as described in the Research Plan attached hereto as Exhibit C, as such Research Plan may be amended as set forth in Sections 2.6(b) and 2.8(c)(iii). Unless otherwise agreed by the Parties, the Research Plan shall allocate responsibilities between the Parties as described in Section 2.1. As part of the Research Collaboration, Novo Nordisk would produce New Ligand Traps reasonably needed for further testing as agreed under the Research Collaboration. The Parties agree that failure to produce such New Ligand Traps shall not be deemed to be a material breach of Novo Nordisk. Keros would evaluate New Ligand Traps –including providing a mechanism for selection of New Ligand Traps. The characterization of New Ligand Traps will be set forth in the Research Plan.

(b) Review and Updating of Research Plan. The JSC shall review and update the Research Plan on regular basis in accordance with Section 2.8. In furtherance of the JSC’s efforts to review and update the Research Plan during the Collaboration Term, Keros shall keep the JSC informed and updated regarding research and development activities for each New Ligand Trap.

11.

EXECUTION VERSION

(c) Responsibilities; Conduct. The evaluation and characterization of each New Ligand Trap will be carried out by the Parties in accordance with the Research Plan. Each Party will be responsible for conducting the activities allocated to such Party under the Research Plan. Each Party shall use Commercially Reasonable Efforts to perform its responsibilities under the Research Plan. Each Party’s performance of such responsibilities shall, subject to Section 3.2, be at such Party’s own cost and expense. All work conducted for each New Ligand Trap shall be documented in a format capable of tangible reproduction sufficient to enable such documented work to be offered as evidence, such as in a laboratory notebook, signed and dated, or other acceptable form.

2.7 Exclusivity.

(a) Keros and its Affiliates shall not, during the term of this Agreement, save for the Research Collaboration activities contemplated to be performed under the Agreement, research, Develop, Commercialize or enter into any license, sublicense, sale, assignment or collaboration with, or otherwise grant rights or other form of transfer to or assist, any Third Party with respect to the Development or Commercialization of any Ligand Traps or Ligand Binders for use within the Novo Nordisk Field; provided, however, that nothing, save for Section 2.7(c), in this Section 2.7 shall restrict Keros and its Affiliates, directly or in collaboration with Third Parties, from engaging in Development or Commercialization of Declined Ligand Traps in the Cardiovascular Indications and CKD Indications. Furthermore, Keros shall not, during the term of this Agreement, save for the Research Collaboration activities contemplated to be performed under the Agreement, Develop, Commercialize or enter into any license, sublicense, sale, assignment or collaboration with, or otherwise grant rights or other form of transfer to or assist, any Third Party with respect to the Development or Commercialization of any Selected Ligand Traps for uses outside the Novo Nordisk Field. For clarity, notwithstanding the foregoing, a Keros Affiliate may, directly or through its Affiliates (other than Keros), Develop and Commercialize in all fields—without the use or reference to Keros Background IP, Collaboration IP or Keros New Ligand Trap IP—those Ligand Traps or Ligand Binders that were being Developed by a Third Party as of the date such Third Party becomes a Keros Affiliate—as the Third Party and/or Keros can by written documentation demonstrate—pursuant to Section 14.3(b).

(b) The restrictions set forth in Section 2.7(a) shall not restrict or limit Keros from engaging Third Parties to perform tasks in furtherance of the Research Collaboration; provided that, Novo Nordisk shall have the right to approve Third Parties performing in vivo animal studies in order to ensure compliance with Novo Nordisk Principles for the Use of Animals set forth in Exhibit E and provided that, Keros enters into a written agreement with such Third Parties ensuring they are bound by confidentiality obligations that are consistent with those set forth in the Agreement and are obligated to assign to Keros any Patents and Know-How developed by the Third Party in its performance of tasks in furtherance of the Research Collaboration.

(c) [***].

12.

EXECUTION VERSION

2.8 Joint Steering Committee.

(a) Establishment of the JSC. Promptly following the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”), which shall be responsible for the management and conduct of the Research Collaboration, including (i) overseeing progress in and prioritization amongst New Ligand Traps and the allocation of resources thereto, and (ii) resolving disputes between the Parties with respect to the conduct of the Research Collaboration. The JSC shall consist of [***] representatives of each Party. A Party may replace any or all of its representatives at any time upon prior written notice (including by email) to the other Party. The representatives shall be appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) to oversee the activities under the Research Collaboration that will be performed and make decisions as to such activities.

(b) JSC Co-Chairs. Each Party shall designate one of its representatives as co-chairman of the JSC meetings (such Party’s “JSC Co-Chair”). The chairmanship of JSC meetings shall alternate between each Party’s JSC Co-Chair. A Party may replace its designated JSC Co-Chair at any time upon prior written notice (including by email) to the other Party. Either JSC Co-Chair may call an emergency JSC meeting for good cause by written request to the other Party.

(c) Responsibilities of the JSC. The Joint Steering Committee shall be responsible for performing the following functions:

(i) exchange information concerning the overall strategy and timelines for the New Ligand Traps including prioritization and coordination of New Ligand Traps;

(ii) evaluating and managing potential Ligand Traps for designation as, and designating, New Ligand Traps;

(iii) adopting, reviewing and amending the Research Plan and documenting the same;

(iv) evaluating New Ligand Traps;

(v) discussing issues identified in the preliminary freedom-to-operate assessments specified in Exhibit D as well as freedom-to-operate issues subsequently identified by the Parties relating to New Ligand Traps;

(vi) evaluating the progress of the Research Collaboration, as compared with the objectives set forth in this Agreement and the Research Plan;

(vii) coordinating, as the primary conduit for, the transfer of information and materials, including the Technology Transfer, between the Parties during the Collaboration Term;

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(viii) performing such other functions referred to the JSC in the Research Plan as appropriate to further the purposes of the Research Collaboration by mutual agreement of the Parties, or as otherwise specified in this Agreement or agreed to by the Parties; and

(ix) serving as a forum for informal dispute resolution of issues that may arise in relation to operational or technical activities engaged in pursuant to this Agreement.

(d) Areas Outside the JSC’s Authority. The JSC shall have no authority other than that expressly set forth in this Agreement and, specifically, shall have no authority: (a) to amend, or interpret any ambiguous provision of, this Agreement, (b) to require either Party to perform any activities other than as specified in the then current Research Plan, (c) to determine whether or not a Party has met its diligence or other obligations under the Agreement, (d) to determine whether or not a breach of this Agreement has occurred, (e) to waive compliance with any provisions of this Agreement, (f) subject to Section 2.12, to make any decision with respect to the Selected Existing Ligand Trap, or (g) to make any decision that is expressly stated by this Agreement to require the approval of one or the other Party or the approval of both Parties.

(e) Decision Making Authority. With respect to the responsibilities of the Joint Steering Committee, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by unanimous vote. If the JSC cannot reach agreement within [***] of an issue being brought to a vote, then the matter will be referred to the Executives of the Parties. The Executives will use reasonable efforts to resolve matters referred to them.

(f) Meetings; Attendees. Once established, the Joint Steering Committee shall meet at least once each calendar quarter during the Collaboration Term unless otherwise agreed by the Parties. The first meeting of the JSC shall be held as soon as practicable after the Effective Date. The JSC may meet in person at a mutually agreed location or via teleconference, video conference or the like, provided that, unless otherwise agreed by the Parties, [***]. Each Party shall bear the expense of its respective representatives’ participation in JSC meetings. The JSC forms a quorum when [***] are present. If any of a Party’s representatives is unable to attend a given meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative, provided that notice hereof is given in writing to the other Party in advance of the meeting. Each Alliance Manager may attend JSC meetings as a non-voting observer. Each Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JSC meetings as deemed necessary or desirable by such Party, subject to the prior consent of the other Party, not to be unreasonably withheld, and provided that such invitees are bound in writing by confidentiality obligations that are consistent with those set forth in the Agreement.

(g) Minutes; Other Documentation of Decisions. The Joint Steering Committee shall keep minutes of its meetings that record in writing all decisions made, action items assigned and completed and other appropriate matters. Novo Nordisk’s Alliance Manager shall be responsible for drafting meeting minutes and such draft minutes shall be sent to Keros

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promptly after a meeting for review, comment and approval by both Parties. A decision that may be made at a JSC meeting may also be made without a meeting if such decision is agreed to in writing (including by email) by each Party’s JSC Co-Chair (or its designee), provided that each Party’s JSC Co-Chair’s (or its designee’s) written communication clearly indicates that such decision is a formal decision on behalf of such Party’s JSC representatives. Any modifications to the Research Plan that are approved by the JSC shall constitute an amendment to the Research Plan.

(h) Control of Intellectual Property. The Joint Steering Committee shall have the right to propose that any New Ligand Trap be given a low priority with regard to ongoing Research Collaboration research efforts (e.g., personnel allocation and utilization of funds), if Keros does not Control the Know-How and Patents with respect to such New Ligand Trap.

(i) Term of JSC Operation. The Joint Steering Committee shall meet during the Collaboration Term. Thereafter, the JSC shall cease operations and perform no further functions under this Agreement.

2.9 Alliance Manager. Promptly following the Effective Date, each Party shall appoint a representative of such Party as the primary contact for matters related to this Agreement, unless another contact is expressly specified in the Agreement or designated by the JSC for a particular purpose (the “Alliance Managers”). During the Collaboration Term, both Alliance Managers shall jointly be responsible for and shall collaborate in scheduling Joint Steering Committee meetings and setting meeting agendas after consulting the JSC Co-Chairs. The Alliance Managers shall facilitate open and transparent communication and collaboration between the Parties and shall seek to facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes. Either Party may replace its Alliance Manager at any time upon prior written notification (including by email) to the other Party.

2.10 Records and Reports.

(a) Records. Each Party shall use commercially reasonable efforts to maintain complete, current and accurate records of all research and development activities conducted by it in the conduct of the Research Collaboration, and all data and other Know-How resulting from such activities.

(b) Reports. At least once quarterly during the Collaboration Term, each Party shall provide to the JSC a written summary of its Research Collaboration research and Development and results, remaining activities and updates on new Know-How and Patents relating to New Ligand Traps (excluding Declined Ligand Traps). Novo Nordisk shall incorporate the information provided by both Parties into a consolidated quarterly summary that reflects both Parties’ Research Collaboration research and development and results, which Novo Nordisk shall provide to the JSC. Within [***] after the expiration or earlier termination of the Collaboration Term, Keros shall provide to Novo Nordisk a final written report directed to any additional data and results generated by Keros subsequent to the last quarterly summary during

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the Collaboration Term as well as listing all New Ligand Traps and Keros New Ligand Trap IP (excluding any Keros New Ligand Trap IP specifically related to Declined Ligand Traps) and any inventions developed or conceived during the Collaboration Term that specifically related to Selected Ligand Traps on which patents have not yet been filed.

(c) Prioritization and Resource Allocation Planning. [***] following the first JSC meeting and at least every [***] thereafter, Keros will present to the JSC for approval a proposed project prioritization for the next [***] period, including a suggested allocation of R&D Collaboration Budget Funding to each New Ligand Trap and to activities directed to identifying potential New Ligand Traps. Keros shall provide to Novo Nordisk a draft of the above project prioritization at least [***] in advance of the JSC meeting at which such project prioritization is to be discussed.

2.11 Resource Allocation.

(a) During the Collaboration Term, Keros agrees that it will assign to the New Ligand Traps, and to activities directed to identifying potential New Ligand Traps, appropriate personnel resources comprising skills and levels of experience consistent with such R&D Collaboration Budget Funding. [***], provided that resources expended by Keros on the Declined Ligand Traps after such Ligand Traps have been declined shall not be included. [***].

2.12 Technology Transfer.

(a) Promptly following the Effective Date, the Parties shall agree on a plan to transfer to Novo Nordisk all material data and any other information Controlled by Keros as of the Effective Date, including Keros Background Know-How, with respect to the Selected Existing Ligand Trap (the “Technology Transfer”), which transfer shall proceed in accordance with the Research Plan and subject to JSC oversight. Keros shall provide Novo Nordisk with reasonable assistance to enable Novo Nordisk to implement the Keros Background Know-How for [***] following the Effective Date.

(b) If Novo Nordisk selects Selected New Ligand Traps under Section 2.2(b), then the Parties shall agree on a plan to promptly transfer to Novo Nordisk all material data and any other information Controlled by Keros as of such transfer date, including Keros Background Know-How, Keros New Ligand Trap IP and Keros’ interest in the Collaboration IP, with respect to such Selected New Ligand Trap (this transfer shall be deemed part of the “Technology Transfer”), which transfer shall proceed in accordance with the Research Plan and subject to JSC oversight. Keros shall provide Novo Nordisk with reasonable assistance to enable Novo Nordisk to implement the Keros Background Know-How, Keros New Ligand Trap IP and Keros’ interest in the Collaboration IP for [***] days following such transfer date.

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ARTICLE 3

Payments

3.1 Upfront Payment. In consideration for Keros entering into this Agreement and conducting the Research Collaboration activities assigned to Keros hereunder and under the Research Plan, Keros shall invoice Novo Nordisk on the Effective Date for an upfront payment of Sixteen Million U.S. Dollars (US$16,000,000). Novo Nordisk shall make such payment to Keros within [***] of the date of Keros’ invoice.

3.2 Research Collaboration Budget Funding Payments.

(a) In consideration for Keros entering into this Agreement and conducting the Research Collaboration activities assigned to Keros hereunder and under the Research Plan, Novo Nordisk shall provide Keros with funding of US$2,000,000 per Collaboration Year (i.e., US$4,000,000 in total for the two Collaboration Years) (the “R&D Collaboration Budget Funding”). The R&D Collaboration Budget Funding amount shall constitute non-refundable [***].

(b) Keros shall invoice Novo Nordisk on the Effective Date for the R&D Collaboration Budget Funding payment (i.e. US$4,000,000) in accordance with the Novo Nordisk Invoicing Instructions set forth in Exhibit F. Novo Nordisk shall make such payment to Keros within [***] of the date of Keros’ invoice.

(c) Within [***] of the end of each Collaboration Year, Keros shall prepare and deliver to Novo Nordisk a calculation of the costs and expenses, including direct costs and expenses, including for FTEs, incurred in the performance of the Research Collaboration activities as well as reasonable general and administrative and CAPEX/outsourcing costs and expenses allocated to the Research Collaboration activities, and reasonable supporting documentation.

3.3 Development Milestone Payments for the First Licensed Product.

(a) Novo Nordisk shall make each of the following milestone payments within [***] after the achievement of each of the following respective milestone events with respect to the first Licensed Product by Novo Nordisk, its Affiliates or its sublicensees:

Development Milestone Event	Milestone Payment (US Dollars)
(i) [***]	US$	[***	]
(i) [***]	US$	[***	]
(ii) [***]	US$	[***	]
(iii) [***]	US$	[***	]
(iv) [***]	US$	[***	]
(v) [***]	US$	[***	]

Total Milestones	US$	96,000,000

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(b) The development milestone payments payable under Sections 3.3(a)(i) and 3.3(a)(ii) shall only be payable one time (i.e., for the first event by the first Licensed Product regardless of the repeated achievement of the milestone event by the same Licensed Product or other Licensed Product(s)), irrespective of how many Indications for which the first Licensed Product is Developed or Commercialized by Novo Nordisk, its Affiliates or its sublicensees. Any second or third Indication with the same first Licensed Product shall trigger fifty (50) % of the development milestones under Sections 3.3(a)(iii), (iv), (v) and (vi) as they occur for such second or third Indication of the first Licensed Product (i.e. no retriggering of development milestones (i) and (ii)). Any fourth Indication for the same first Licensed Product shall have no milestone payments.

(c) Subject to Section 3.3(b), the achievement of any milestone event set forth in this Section 3.3 shall cause all milestone payments associated with all earlier listed milestone events that have not yet become due and payable to become due and payable as of the date of achievement of such milestone event; provided, however, that achievement of the milestone event “[***]” shall not cause the milestone payment associated with the milestone event “[***]” to become due and payable, and vice versa.

3.4 Development Milestone Payments for the Second or Third Licensed Product.

(a) Novo Nordisk shall make each of the following milestone payments within [***] after the achievement of each of the following respective milestone events with respect to a second or third Licensed Product by Novo Nordisk, its Affiliates or its sublicensees:

Development Milestone Event	Milestone Payment (US Dollars)
(i) [***]	US$	[***	]
(ii) [***]	US$	[***	]
(iii) [***]	US$	[***	]
(iv) [***]	US$	[***	]
(v) [***]	US$	[***	]
(vi) [***]	US$	[***	]

Total Milestones	US$	80,000,000

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(b) The development milestone payments payable under Sections 3.4 (a)(i) and 3.4 (a)(ii) shall only be payable one time (i.e., for the first event by the second or third Licensed Product regardless of the repeated achievement of the milestone event by the same second or third Licensed Product or other Licensed Product(s)), irrespective of how many Indications for which a second or third Licensed Product is Developed or Commercialized by Novo Nordisk, its Affiliates or its sublicensees. Any second or third Indication with the same second or third Licensed Product shall trigger fifty (50) % of the development milestones under Sections 3.43.3(iii), (iv), (v) and (vi) as they occur for such second or third Indication of the second or third Licensed Product (i.e. no retriggering of development milestones (i) and (ii)). Any fourth Indication for the same second or third Licensed Product shall have no milestone payments.

(c) If a second or third Licensed Product is Developed for same Indication for which a development milestone already has been paid for the first Licensed Product under Section 3.3(a) for which the Development has subsequently been terminated with such first Licensed Product for such same Indication, then such already paid development milestone shall not be triggered/paid for under Section 3.4.

(d) Subject to Sections 3.4 (b)-(c), the achievement of any milestone event set forth in this Section 3.4 shall cause all milestone payments associated with all earlier listed milestone events that have not yet become due and payable to become due and payable as of the date of achievement of such milestone event; provided, however, that achievement of the milestone event “[***]” shall not cause the milestone payment associated with the milestone event “[***]” to become due and payable, and vice versa.

3.5 Sales Milestone Payments.

(a) Novo Nordisk shall provide Keros with written notice of the anticipated first occurrence of each of the events set forth below with respect to Licensed Product at least [***] prior to such occurrence, and shall provide Keros with written notice of the actual first occurrence of each sales milestone set forth below with respect to Licensed Product within [***]s after such occurrence. Within [***] of the first occurrence of each of the events set forth below with respect to Licensed Product whether by Novo Nordisk, its Affiliate or any of their respective sublicensees, Novo Nordisk shall pay to Keros the applicable payment set forth below:

Sales Milestone Event	Milestone Payment (US Dollars)
[***]	US$	[***	]
[***]	US$	[***	]

Total Milestones	US$	70,000,000

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(b) The sales milestone payments set forth in Section 3.5 shall be triggered by the achievement of the specified sales for all Licensed Product (including, for purposes of this calculation, aggregate worldwide Net Sales of all Licensed Product for any and all Indications, and including all formulations, generations and/or refinements thereof) in an annual period, and shall be payable only once despite potential repeated achievement of the specified sales by the same Licensed Product or other Licensed Products. For purposes of clarity, more than one of the foregoing sales milestone payments may be earned and become payable with respect to Licensed Product in the same annual period based on aggregate worldwide Net Sales of Licensed Product during such annual period. All payments made to Keros pursuant to Section 3.5 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Keros under this Agreement.

3.6 Royalties.

(a) Patent Royalties. During the Royalty Term (as defined in Section 3.6(c)), Novo Nordisk shall pay to Keros a patent royalty of [***] on a country-by-country and Licensed Product-by-Licensed Product basis in the Territory of annual Net Sales of Licensed Products Covered by a Valid Claim of a Keros Patent, a Novo Nordisk Patent (provided an employee of Keros or an Affiliate or Third Party contractor thereof is a joint inventor or the sole inventor named on such Novo Nordisk Patent) or a Collaboration Patent.

(b) Know-How Royalties. In the event that prior to the expiration of the Royalty Term a Licensed Product is not Covered by a Valid Claim of a Keros Patent, a Novo Nordisk Patent (provided an employee of Keros or an Affiliate or Third Party contractor thereof is a joint inventor or the sole inventor named on such Novo Nordisk Patent) or a Collaboration Patent, then Novo Nordisk shall pay Keros a Know-How royalty of [***] on a country-by-country and Licensed Product-by-Licensed Product basis in the Territory of annual Net Sales of Licensed Products.

(c) Royalty Term. Novo Nordisk’s royalty obligations under Section 3.6 shall commence on a country-by-country basis and Licensed Product-by-Licensed Product basis on the date of First Commercial Sale of Licensed Product by Novo Nordisk, its Affiliates or sublicensees in the relevant country, and shall expire on a country-by-country basis upon the later of (i) expiration of the last to expire Valid Claim of a Keros Patent, a Novo Nordisk Patent (provided an employee of Keros or an Affiliate or Third Party contractor thereof is a joint inventor or the sole inventor named on such Novo Nordisk Patent) or a Collaboration Patent Covering the manufacture or sale of the Licensed Product in such country, or (ii) [***] years following First Commercial Sale of Licensed Product after Regulatory Approval in such country (the “Royalty Term”).

(d) Royalty Reduction. In the event that a Third Party Controls a Patent that Covers the Ligand Binder that in the reasonable written opinion of a Novo Nordisk patent counsel will be infringed by the Commercialization of Licensed Product, then Novo Nordisk shall have the right (but not the obligation) to obtain a license to such Third Party Patent. The [***] which Novo Nordisk actually pays to such Third Party for a license to such Patent in a country during a calendar quarter may be credited against up to [***] of royalties otherwise payable by Novo Nordisk to Keros for such Licensed Product in such country in such calendar quarter; provided, however, that in no event shall the foregoing deduction reduce the amount of royalties payable hereunder with respect to Net Sales of such Licensed Product in such country in a calendar quarter by more than [***] of the amounts that would otherwise be due hereunder with respect to Net Sales of such Licensed Product in such country in such calendar quarter. Novo Nordisk shall promptly inform Keros if it has executed a license agreement to such Third Party Patent.

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(e) Royalty Reports; Payments. After the First Commercial Sale of the first Licensed Product and until expiration of the last Royalty Term, Novo Nordisk shall prepare and deliver to Keros royalty reports of the sale of Licensed Products for each calendar quarter within [***] of the end of each such calendar quarter specifying, [***]: (a) total gross invoiced amounts for Licensed Products sold; (b) amounts deducted by category in accordance with Section 1.49 (“Net Sales”) from gross invoiced amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable. Novo Nordisk shall accompany such report with payment to Keros of all amounts payable to Keros under Section 3.6 on Net Sales of Licensed Products for such calendar quarter.

(f) Records and Audits. Novo Nordisk will keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding [***]. Keros will have the right during the term of this Agreement and for a period of three years thereafter, once annually at its own expense, to have an internationally recognized, independent, certified public accounting firm, currently one of the following: PWC, E&Y, KPMG or Deloitte (the “Auditor”), selected by it, review any such records of Novo Nordisk and its Affiliates and sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party subject to the following terms:

(i) Keros shall give Novo Nordisk at least [***] prior written notice of when its Auditor shall visit the Audited Party;

(ii) At least [***] prior to inspecting any records, the Auditor must enter into a confidentiality agreement with the Audited Party that is reasonably satisfactory to the Audited Party;

(iii) Novo Nordisk shall make their books and records available for review by the Auditor solely to verify the accuracy of its Net Sales report and payments under this Agreement;

(iv) Novo Nordisk shall give access to the Auditor during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk’s standard rules and regulations;

(v) The Auditor shall prepare and deliver to each Party a report setting out its findings no later than [***] after the audit has been completed. [***];

(vi) Any report by the Auditor under this Section (f) shall be deemed Confidential Information of Novo Nordisk and Keros shall keep such report and any other information received or learnt in connection with the audit confidential;

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(vii) No calendar year will be subject to audit under this Section (f) more than once; and

(viii) Should such inspection lead to the discovery of a discrepancy to Keros’s detriment, Novo Nordisk will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy. Keros will pay the full cost of the review unless the underpayment of amounts due to Keros is greater than [***] of the amount due for the entire period being examined, in which case Novo Nordisk will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Novo Nordisk’s detriment, Novo Nordisk may credit the amount of the discrepancy against future payments payable to Keros under this Agreement, and if there are no such payments payable, then Keros shall pay to Novo Nordisk the amount of the discrepancy within [***] of Keros’ receipt of the report. Any such payments made in connection with such discrepancy shall be subject to Section 4.3.

ARTICLE 4

Payment-Related Provisions

4.1 Mode of Payment. All payments under this Agreement shall be made in immediately available funds by wire transfer to a United States based account to be identified by Keros.

4.2 Currency of Payments. All payments under this Agreement shall be made in United States dollars, unless otherwise expressly provided in this Agreement.

4.3 Late Payments. To the extent that any payments under this Agreement are not paid within the specified time period, such outstanding payments shall accrue interest from the date due, at the one year USD LIBOR rate on the last Business Day of the applicable calendar quarter prior to the date on which such payment was due, plus [***], calculated on the basis of a 360-day year, or, if lower, the maximum rate permitted by law.

4.4 Novo Nordisk Invoicing Instructions. Any payment payable by Novo Nordisk under this Agreement, including payments under Sections 2.2(b), 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 6.2(a)(iii), is subject to receipt by Novo Nordisk of an invoice herefore prepared in accordance with the Novo Nordisk Invoicing Instructions set forth in Exhibit F.

4.5 Taxes. [***].

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ARTICLE 5

License Grants

5.1 License Grants.

(a) Keros hereby grants to Novo Nordisk and its Affiliates an exclusive (even as to Keros), worldwide, royalty-bearing license, with the right to grant sublicenses, (with Keros retaining the right to perform its activities under the Research Collaboration) under the Keros Background IP, the Keros New Ligand Trap IP and Keros’ interest in the Collaboration IP, solely to Develop and Commercialize Licensed Products, in all cases in the Novo Nordisk Field and in the Territory. Such license excludes any rights to modify the Ligand Binder, but includes the right to modify any part of the Conserved Carrier of a Selected Ligand Trap. Such license shall not grant Novo Nordisk any right or license with respect to Declined Ligand Traps, nor to Develop or Commercialize Licensed Products that are not Licensed Combination Products for Cardiovascular Indications or CVD Indications.

(b) Novo Nordisk hereby grants to Keros a nonexclusive, worldwide license under the Novo Nordisk Background IP, Novo Nordisk IP and Novo Nordisk’s interest in the Collaboration IP, solely for Keros to perform its activities under the Research Collaboration. For the avoidance of doubt, said license does not apply with respect to Declined Ligand Traps.

5.2 Sublicenses. Subject to the terms and conditions herein, Novo Nordisk shall have the right to sublicense the rights granted to Novo Nordisk by Keros under Section 5.1, provided, however, that: (i) each sublicense shall contain obligations of the sublicensee equivalent or similar to the obligations of Novo Nordisk hereunder; and (ii) Novo Nordisk shall provide to Keros a redacted copy of each sublicense agreement (and any future amendments or terminations thereof) within [***] after the execution thereof.

5.3 No Implied Licenses. Except as otherwise expressly provided, this Agreement does not grant any right or license to either Party under any of the other Party’s intellectual property rights, and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties.

5.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any Section of this Agreement are, and shall be deemed to be, rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code and of any similar provisions of applicable Laws under any other jurisdiction (the “Bankruptcy Code”)). Each Party agrees that the other Party, as a licensee of rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

ARTICLE 6

Intellectual Property

6.1 Ownership of IP.

(a) Keros Background IP. Subject to the licenses granted under Section 5.1, as between the Parties, Keros shall solely own all right, title and interest in and to the Keros Background IP.

(b) Novo Nordisk Background IP. Subject to the licenses granted under Section 5.1, as between the Parties, Novo Nordisk shall solely own all right, title and interest in and to the Novo Nordisk Background IP. It is not the Parties’ intent that Novo Nordisk discloses to Keros any Novo Nordisk Background IP.

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(c) Keros New Ligand Trap IP. Subject to the licenses granted under Section 5.1, as between the Parties, Keros shall own all right, title and interest in Keros New Ligand Trap IP.

(d) Novo Nordisk IP. Subject to the licenses granted under Section 5.1, as between the Parties, Novo Nordisk shall own all right, title and interest in Novo Nordisk IP.

(e) Collaboration IP. Subject to the licenses granted under Section 5.1, as between the Parties, all right, title and interest in Collaboration shall be owned jointly by the Parties. It is not the Parties’ intent that Collaboration IP will be generated.

(f) Further Assurances. The Parties shall reasonably cooperate with each other, and shall cause any employees, agents or consultants of the Party, to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording assignment documents. On a jurisdiction by jurisdiction basis, the Parties shall also reasonably cooperate with each other and negotiate in good faith any necessary transfer of rights, such as with an assignment of a Patent, should the law in such jurisdiction require such transfer in order to obtain patentability or maintain validity and/or enforce of such Patent.

6.2 Patent Prosecution and Maintenance.

(a) Keros Background IP and Keros New Ligand Trap Patents.

(i) The Parties acknowledge that Keros Background Patents that exist as of the Effective Date Cover both Declined Ligand Traps as well as Selected Ligand Traps, and that the Declined Ligand Traps are not subject to Novo Nordisk’s license set forth in Section 5.1(a). Furthermore, the Parties acknowledge that Keros New Ligand Trap Patents potentially will Cover both Declined Ligand Traps as well as Selected Ligand Traps, and that the Declined Ligand Traps are not subject to Novo Nordisk’s license set forth in Section 5.1(a).The Parties further acknowledge that it is their intent, where reasonably practicable, to file divisional and/or continuation patent applications (including, if appropriate, continuation-in-part patent applications) claiming priority to such Keros Background Patents, and/or new patent applications, such as one or more Keros New Ligand Trap Patents, that solely Cover the composition, manufacture or use of the Selected Ligand Traps (such patent applications and any patents issuing therefrom, defined as the “Selected Ligand Traps-Specific Patents”) without claiming any subject matter related to the Declined Ligand Traps (such patent applications and any patents issuing therefrom, defined as the “Declined Ligand Traps-Specific Patents”).

(ii) To coordinate the efficient Prosecution and Maintenance of the Selected Ligand Traps-Specific Patents and Declined Ligand Traps-Specific Patents in accordance with the foregoing principles, the Parties shall appoint one senior patent counsel representing each Party to oversee the Prosecution and Maintenance of the Selected Ligand Traps-Specific Patents and Declined Ligand Traps-Specific Patents pursuant to this Section 6.2. The patent counsels shall meet by telephone or videoconference at least twice per year, and more frequently as its members may agree. Keros’ patent counsel shall provide an update to Novo Nordisk’s patent counsel with respect to Prosecution and Maintenance of the Keros Background Patents at least [***] prior to a JSC meeting.

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(iii) As between the Parties, Keros shall have the sole right, at its sole discretion, to Prosecute and Maintain and determine the strategy of prosecution of the (A) Keros Background Patents and (B) Keros New Ligand Trap Patents including those Covering Selected Ligand Traps and Declined Ligand Traps. As of the Effective Date, Novo Nordisk shall be responsible for all reasonable prosecution costs of Keros Background Patents (other than Declined Ligand Traps-Specific Patents) and Keros New Ligand Trap Patents (other than Declined Ligand Traps-Specific Patents), and shall reimburse Keros for such expenses within [***] after invoice thereof from Keros.

(iv) Keros shall, at least [***] and at minimum intervals of [***], during the term of this Agreement, provide Novo Nordisk with a list of Keros Background Patents (other than Declined Ligand Traps-Specific Patents) and Keros New Ligand Trap Patents (other than Declined Ligand Traps-Specific Patents), providing relevant filing and status information, beginning on the date that is [***] following the Effective Date.

(v) Keros shall provide Novo Nordisk with timely notification regarding any information it discovers during the term of this Agreement that Keros reasonably considers to materially affect the enforceability or adversely affect the term of any Keros Background Patent Covering Selected Ligand Traps or Keros New Ligand Trap Patents Covering Selected Ligand Traps.

(vi) If requested by Novo Nordisk, Keros shall timely provide Novo Nordisk with copies of all material correspondence from any patent authority regarding Keros Background Patents and Keros New Ligand Trap Patents Covering Selected Ligand Traps.

(vii) If requested by Novo Nordisk, Keros shall provide Novo Nordisk with a copy of any proposed material filing with any patent authority in connection with proceedings before any patent authority in the Selected Ligand Traps-Specific Patents and, if requested by Novo Nordisk, shall provide to Novo Nordisk a reasonable opportunity (at least [***], if reasonably practicable) to comment on any such proposed material filing with respect to such Selected Ligand Traps-Specific Patents, which comments Keros shall consider in good faith.

(viii) If Keros elects to discontinue Prosecution or Maintenance of any Keros Background Patent (excluding Declined Ligand Traps-Specific Patents) or Keros New Ligand Trap Patents (excluding Declined Ligand Traps-Specific Patents) without filing a continuation or substitute patent application, Keros shall so advise Novo Nordisk in writing at least [***] in advance of such discontinuance and, if requested by Novo Nordisk, shall discuss with Novo Nordisk Keros’ reasons for such discontinuance. If requested by Novo Nordisk and at Novo Nordisk’s sole cost, Keros will take action to prevent such abandonment of such Patent, unless Keros has a material business or legal reason for not taking such action. For purposes of clarity, as between Keros and Novo Nordisk, Keros shall retain ownership of the Keros Background Patents and Keros New Ligand Trap Patents Covering Selected Ligand Traps.

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(b) Novo Nordisk Background Patents and Novo Nordisk Patents. As between the Parties, Novo Nordisk shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain and determine the strategy of Prosecution of all Patents comprising the Novo Nordisk Background IP as well as Novo Nordisk Patents.

(c) Keros New Ligand Trap Patents Covering Declined Ligand Traps. During the term of this Agreement, Keros shall at its own costs have the sole right, at its sole discretion and expense, to Prosecute and Maintain and determine the strategy for the Prosecution and Maintenance of any Keros New Ligand Trap Patent solely Covering the Declined Ligand Traps (i.e. Declined Ligand Traps-Specific Patents), including deciding on (A) the scope and content of the Patent; (B) the countries in which Prosecution and Maintenance should be conducted; and (C) whether to retain outside patent counsel to conduct all or particular Prosecution and Maintenance activities.

(d) Collaboration Patents. During the term of this Agreement, the Parties shall jointly decide if and how to Prosecute and Maintain and determine the strategy for the Prosecution and Maintenance of any Collaboration Patent and how costs and expenses will be allocated between the Parties, including deciding on (A) the scope and content of the Patent; (B) the countries in which Prosecution and Maintenance should be conducted; and (C) whether to retain outside patent counsel to conduct all or particular Prosecution and Maintenance activities. It is not the Parties’ intent that Collaboration IP will be generated.

(e) Cooperation. Each Party shall reasonably cooperate with and assist the other Party in the Prosecution and Maintenance of any Keros New Ligand Trap Patent, Novo Nordisk Patent or Collaboration Patent, including by (A) consulting with the other Party as it may reasonably request, and (B) making its relevant and necessary scientists and scientific records reasonably available. In addition, either Party shall sign and deliver, or use reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance.

(f) Patent Term Extensions. Novo Nordisk shall have the sole right to apply for patent term extension on a Keros Background Patent (excluding any Declined Ligand Traps-Specific Patents), Keros New Ligand Trap Patents (excluding any Declined Ligand Traps-Specific Patents), Novo Nordisk Patent or Collaboration Patent that Covers Licensed Product, as may be available under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America (including obtaining a supplementary protection certificate (SPC), such as those available to Member States of the European Union, and other similar measures in any other country), on a country-by-country basis. Keros shall cooperate and to provide reasonable assistance (including executing any documents as may reasonably be required) to Novo Nordisk in seeking and obtaining such patent term extension(s).

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ARTICLE 7

Enforcement and Defense of Patents

7.1 Notice. With respect to intellectual property that is within the scope of any Keros Background IP, Keros New Ligand Trap IP, Novo Nordisk IP or Collaboration IP, each Party shall promptly notify the other Party in writing upon learning of any (a) actual or suspected infringement and/or misappropriation by a Third Party (collectively, an “Infringement”) of the Keros Background IP, the Keros New Ligand Trap IP, the Novo Nordisk IP or the Collaboration IP or (b) claim by a Third Party of invalidity, unenforceability and/or non-infringement of a Keros Patent, Novo Nordisk Patent or the Collaboration Patent.

7.2 Enforcement and Defense of Keros Background IP and Keros New Ligand Trap IP.

(a) Keros shall at its own costs have the sole right (but not the obligation) to file suit against any Third Party for Infringement of the Keros Background Patents and Keros New Ligand Trap Patents (other than the Selected Ligand Traps-Specific Patents) or to otherwise seek to abate any Infringement thereof by such Third Party and to defend such Declined Ligand Traps-Specific Patents against a Third Party claim of invalidity, unenforceability or non-infringement. If Keros fails or decides not to institute any such enforcement action of the Keros Background Patents and Keros New Ligand Trap IP (other than the Declined Ligand Traps-Specific Patents) relevant for the Novo Nordisk Field within [***] of becoming first aware of any such infringement, misappropriation, or misuse, Novo Nordisk shall have the right, but not the obligation, to institute, at its sole cost and expense, such an enforcement action. Keros shall notify Novo Nordisk as soon as possible if it decides not to institute any such enforcement action. If Keros does institute such enforcement action but desires at any point in such enforcement action to cease to continue with such enforcement action, then Keros will provide a reasonable written notice to Novo Nordisk prior to discontinuing such enforcement action and Novo Nordisk shall then have the right, but not the obligation, to continue such enforcement action. The Parties shall reasonably cooperate and shall provide each other with any information or assistance that either reasonably requests. The non-enforcing Party shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If the non-enforcing Party is required under any law to join any such legal action initiated by the enforcing Party or if the failure of the non-enforcing Party to be a Party to such suit, action, or proceeding would in the opinion of counsel to the enforcing Party risk dismissal thereof, the non-enforcing Party shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted, and the enforcing Party shall reimburse the non-enforcing Party for its reasonable expenses relating to its joining thereto and participation therein. For the avoidance of doubt, Novo Nordisk shall have no right to take action against infringement with respect to (a) Declined Ligand Traps-Specific Patents and/or Declined Ligand Traps, or (b) after the end of the Collaboration Term, any Keros Patent (other than Selected Ligand Traps-Specific Patents as set forth in subsection (b) below) with respect to Cardiovascular Indications or CKD Indications.

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(b) Novo Nordisk shall at its own costs have the sole right (but not the obligation) to file suit against any Third Party for Infringement of the Selected Ligand Traps-Specific Patents or to otherwise seek to abate any Infringement thereof by such Third Party and to defend such Selected Ligand Traps-Specific Patents against a Third Party claim of invalidity, unenforceability or non-infringement. If requested to do so by Novo Nordisk, Keros shall reasonably cooperate with Novo Nordisk to enforce and defend such rights in relation to the Novo Nordisk Field. Keros will join such suit if the relevant court, tribunal or patent authority would lack jurisdiction if Keros were absent from such suit, and Keros will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Novo Nordisk; provided, that Novo Nordisk will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Keros in connection with joining such suit and providing such other requested cooperation.

(c) Enforcement and Defense of Novo Nordisk IP and Novo Nordisk Background Patents. Novo Nordisk shall at its own costs have the sole right (but not the obligation) to file suit against any Third Party for Infringement of the Novo Nordisk Patents and/or Patents included in the Novo Nordisk Background Patents or to otherwise seek to abate any Infringement thereof by such Third Party and to defend such Novo Nordisk Patents and/or Patents included in the Novo Nordisk Background Patents against a Third Party claim of invalidity, unenforceability or non-infringement. If requested to do so by Novo Nordisk, Keros shall reasonably cooperate with Novo Nordisk to enforce and defend such rights in relation to the Novo Nordisk Field. Keros will join such suit if the relevant court, tribunal or patent authority would lack jurisdiction if Keros were absent from such suit, and Keros will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Novo Nordisk; provided, that Novo Nordisk will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Keros in connection with joining such suit and providing such other requested cooperation.

(d) Enforcement and Defense of Collaboration IP. The Parties shall jointly decide if and how to enforce or otherwise seek to abate any Infringement of Collaboration IP and to defend such Collaboration Patents against a Third Party claim of invalidity, unenforceability or non-infringement and how costs and expenses will be allocated between the Parties for any such actions or defense. If requested to do so by a Party, the other Party shall reasonably cooperate with the first Party to enforce and defend such rights. Each Party will join such suit if the relevant court, tribunal or patent authority would lack jurisdiction if a Party were absent from such suit, and each Party will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by the other Party; provided, that the other Party will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Party in connection with joining such suit and providing such other requested cooperation.

7.3 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit against a Third Party shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: [***]. The Parties shall agree in good faith the value of any non-monetary benefits.

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ARTICLE 8

Confidentiality

8.1 Disclosure and Use of Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (the “Receiving Party”) in possession of the Confidential Information of the other Party (the “Disclosing Party”) agrees to: (a) hold in confidence and not disclose or transfer the Disclosing Party’s Confidential Information to any Third Party and (b) use the Disclosing Party’s Confidential Information only for purposes of this Agreement.

8.2 Exceptions. The obligations of the Receiving Party set forth in Section 8.1 shall not apply to the Disclosing Party’s Confidential Information to the extent that such Confidential Information:

(a) was approved in writing by the Disclosing Party for release or use by the Receiving Party without restriction;

(b) is part of the public domain at the time of disclosure to the Receiving Party or becomes part of the public domain through no wrongful act of the Receiving Party;

(c) is in the Receiving Party’s possession at the time of disclosure, as the Receiving Party can by written documentation demonstrate, other than as a result of any prior confidential disclosure by the Disclosing Party;

(d) was disclosed to the Receiving Party by a Third Party having no duty of confidentiality to the Disclosing Party with respect to such Confidential Information and having the legal right to disclose such Confidential Information; or

(e) is independently developed, as the Receiving Party can by written documentation demonstrate, by its employees or consultants without use of or reference to the Confidential Information of the Disclosing Party.

8.3 Authorized Disclosures.

(a) Legal Compliance. A Party may disclose the other Party’s Confidential Information if such disclosure is required by law, rule, regulation or legal process (including to comply with the order of a court or valid discovery request in connection with a legal or administrative proceeding or to comply with governmental regulations or regulations of any nationally recognized securities exchange), but only to the extent such disclosure is necessary for such compliance; provided, however, except for disclosures otherwise permitted under this Article 8, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to the other Party and provide reasonable assistance requested by the other Party to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b) Regulatory Authorities. A Party may disclose the other Party’s Confidential Information to a Regulatory Authority to the extent such disclosure is required to comply with applicable governmental regulations or to conduct preclinical or clinical studies related to Ligand Traps.

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(c) Patent Prosecution. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is necessary for the Prosecution and Maintenance of any patent application or patent on Novo Nordisk Inventions, Keros New Ligand Trap Inventions or Collaboration Inventions, subject to the provisions of Section 6.2.

(d) Permitted Third Parties. Subject to all the terms and conditions of this Agreement, the Receiving Party may disclose and grant use of particular Confidential Information of the Disclosing Party to the Receiving Party’s and its Affiliates’ employees, consultants and contractors. Any such disclosure in any form is permitted only on a need to know basis and only on the condition that such Third Party is bound to the receiving Party by confidentiality obligations no less stringent than those of this Agreement.

8.4 Continuing Obligation. This Article 8 shall survive the expiration or termination of this Agreement for a period of [***] after any termination or expiration of this Agreement.

8.5 Protection Measures. Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information disclosed to it by the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own confidential information of a similar nature.

8.6 Confidential Information Proprietary to Disclosing Party; Return of Confidential Information. The Parties understand and agree that (a) the Confidential Information is and shall remain at all times the sole property of the Disclosing Party; (b) the Receiving Party shall not obtain any proprietary interest in any Confidential Information; and (c) all copies of the Confidential Information shall be returned promptly to the Disclosing Party in their entirety after expiry or termination, apart from one copy to be retained in the legal files of the receiving Party for the sole purpose of determining the scope of obligations incurred under this Agreement or as otherwise required by law.

8.7 Breaches of Confidentiality; Assistance in Respect of Same. The Receiving Party shall promptly notify the Disclosing Party if the Receiving Party becomes aware of any breach of confidence by any person to whom the Receiving Party has disclosed any Confidential Information. The Receiving Party shall give the Disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that the Disclosing Party may institute against any such person in respect of such disclosure.

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ARTICLE 9

Public Disclosures; Use of Names

9.1 Press Releases and Other Public Disclosures.

(a) Press Release. Neither Party will issue a press release, statement or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed

(b) Disclosures Regarding Declined Ligand Traps. Disclosures by Keros related to Declined Ligand Traps shall not be subject to either review or approval by Novo Nordisk provided that said disclosure shall not contain any Confidential Information of Novo Nordisk or of both Parties.

(c) Disclosures Required by Law. If one Party reasonably concludes that a public disclosure is required by law, rule or regulation (including the disclosure requirements of the United States Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded), the Party seeking to make such disclosure shall have the right to make such disclosure, but shall limit such disclosure to that reasonably necessary to comply with the applicable law, rule or regulation. Each Party agrees that it shall obtain its own legal advice with regard to its compliance with securities and other laws, rules and regulations, and will not rely on any statements made by the other Party relating to such laws, rules and regulations.

9.2 Use of Names. Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “Keros,” “Novo Nordisk” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

ARTICLE 10

Term; Termination

10.1 Term. The term of the Agreement shall commence on the Effective Date and continue until expiration of the Royalty Term. After expiration of the Royalty Term, Novo Nordisk shall have a perpetual, fully paid up, non-exclusive license to the Keros Background IP and Keros New Ligand Trap IP related to the Selected Ligand Trap to Commercialize the Licensed Products, in each case within the Novo Nordisk Field and Territory.

10.2 Termination for Material Breach. Either Party may terminate this Agreement by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within [***] ([***] in the case of a payment breach) after the breaching Party receives notice from the terminating Party specifying such breach.

10.3 Early Termination by Novo Nordisk. Novo Nordisk may terminate this Agreement and the Collaboration Term at any time and for any reason on [***] prior written notice to Keros. For the avoidance of doubt, Keros shall not be obligated to return the R&D Collaboration Budget Funding to Novo Nordisk as stipulated in Section 3.2.

10.4 Termination upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party will file in any court, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of its creditors.

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10.5 Termination for Patent Challenge. To the extent permitted by law, Keros may terminate this Agreement either in part or in its entirety upon [***] prior written notice to Novo Nordisk in the event that Novo Nordisk or any of its Affiliates or sublicensees commences any legal or administrative proceeding challenging the patentability, enforceability or validity of any claim of a Patent within the Keros Background IP, Keros New Ligand Trap IP, or Keros’ interest in the Collaboration IP; provided that Keros will not have the right to terminate this Agreement under this Section 10.5 for any such challenge by any sublicensee if, within [***] of Keros’ notice to Novo Nordisk under this Section 10.5, (i) such challenge is dismissed or withdrawn and not thereafter continued, or (ii) the sublicense to such sublicensee is terminated.

10.6 Effects of Expiration or Termination.

(a) Articles 1, 4, 8, 12, 13 and 14, together with Sections 3.3 through 3.6 (with respect to any payments accruing prior to the date of any such termination or expiration), 6.1 and 10.6 shall survive any termination or expiration of this Agreement; and

(b) Upon any termination of this Agreement by Keros pursuant to Section 10.2, by Novo Nordisk pursuant to Section 10.3 or by either Party pursuant to Section 10.4:

(i) the license granted by Keros to Novo Nordisk under Section 5.1 shall automatically terminate;

(ii) the Parties shall be relieved of all its future obligations under the Agreement (other than those set forth in Section 10.6(a) above).

(c) Effect of Certain Terminations. [***].

(d) Except as otherwise expressly provided in this Agreement, expiration or termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such expiration or termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under this Article 10, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise.

ARTICLE 11

Representations and Warranties; Keros Covenants

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

(a) it is validly organized and existing under the laws of its jurisdiction of formation;

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(b) the execution, delivery and performance of this Agreement, including the Exhibits hereto have been duly authorized by all necessary corporate action on its part;

(c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d) it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder and thereunder;

(e) the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party;

(f) its employees who are or will be involved in the Research Plan have executed an agreement or has an existing obligation under law requiring assignment to such Party of all intellectual property made during the course of and as the result of his, her or its association with such Party, including in relation to Keros Background Patents in Exhibit B that such Patents have been assigned by all inventors to Keros, and obligating such employee to maintain the confidentiality of Confidential Information to the extent required under Article 8; and

(g) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement (as of the Effective Date) and the execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the board of directors and stockholders of it, and no other action on the part of it or its board of directors or stockholders is necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby other than such actions which have been taken on or prior to the date hereof.

(h) It has not been debarred and in not subject to debarment, and it will not knowingly use in any capacity, in connection with any activities under this Agreement, the services of any Affiliate or Third Party who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is the subject of a conviction described in such Section. Each Party agrees to inform the other Party promptly in writing if it or any Affiliate or Third Party who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending, or to such Party’s or its Affiliates’ knowledge, is threatened, relating to debarment or conviction of such Party, or any Affiliate or Third Party performing services hereunder for the benefit of such Party.

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11.2 Keros’ Representations and Warranties. Keros represents and warrants to Novo Nordisk that as of the Effective Date:

(a) it Controls the Keros Patents listed on Exhibit B and has the right to grant licenses under such Keros Patents (as are in existence as of the Effective Date) to Novo Nordisk as contemplated under this Agreement;

(b) the Keros Background IP that is in existence as of the Effective Date is free of any mortgages, pledges, charges, liens, security interests or other encumbrances of any kind, including but not limited to mortgages, pledges, charges, liens, security interests or other encumbrances provided by Keros to a creditor in connection with a loan, line of credit or other indebtedness;

(c) there are no adverse proceedings, claims or actions pending, or, to Keros’ knowledge, threatened, with respect to the Keros Background IP that would prevent Keros’ performance of its obligations under this Agreement;

(d) Keros does not Control Ligand Traps other than the Existing Ligand Traps and those Ligand Trap variants (as Keros can by written documentation demonstrate) that have been disclosed to Novo Nordisk prior to the Effective Date;

(e) the rights granted to Novo Nordisk and its Affiliates hereunder do not conflict with, and are not inconsistent with any rights granted by Keros to any Third Party;

(f) to the knowledge of Keros, except as otherwise noted in Exhibit B, each of the Keros Patents has been duly prosecuted and/or maintained and each of the issued Keros Patents is valid and enforceable; and

(g) to the knowledge of Keros, none of the Keros Patents set forth in Exhibit B is (i) subject to a pending interference action, opposition action, re-examination proceeding, inter partes review, litigation or other similar action by a Third Party challenging such Keros Patents, other than actions by patent authorities in connection with the prosecution of patent applications, or (ii) except as otherwise noted in Exhibit B, has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Keros or is subject to any inventorship proceeding or dispute.

11.3 Keros’ Covenants. Keros hereby covenants:

(a) Keros will not during the term of this Agreement enter into any mortgages, pledges, charges, liens, security interests or other encumbrances of any kind with respect to Selected Ligand Traps-Specific Patents and Collaboration IP in which Keros has an ownership interest;

(b) Keros shall, during the term of this Agreement, disclose to Novo Nordisk any such material adverse proceedings, claims or actions that arise with respect to the Keros Background IP, Keros New Ligand Trap IP or Collaboration IP in which Keros has an ownership interest; and

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(c) Keros will not, after the Effective Date, enter into any written or oral contractual obligation with a Third Party that would conflict with its obligations under this Agreement or that deprive Novo Nordisk of the benefits of or rights granted under this Agreement.

11.4 Novo Nordisk’ Covenants. Novo Nordisk hereby covenants:

(a) Novo Nordisk will not during the term of this Agreement enter into any mortgages, pledges, charges, liens, security interests or other encumbrances of any kind with respect to Collaboration IP in which Novo Nordisk has an ownership interest;

(b) Novo Nordisk shall, during the term of this Agreement, disclose to Keros any such material adverse proceedings, claims or actions that arise with respect to the Keros New Ligand Trap IP or Collaboration IP in which Novo Nordisk has an ownership interest; and

(c) Novo Nordisk will not, after the Effective Date, enter into any written or oral contractual obligation with a Third Party that would conflict with its obligations under this Agreement or that is intended to deprive Keros of the benefits of or rights granted under this Agreement.

11.5 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

ARTICLE 12

Indemnification; Limitation on Liability; Insurance

12.1 Indemnification.

(a) Definitions. The following definitions are for purposes of Section 12.1:

(i) “Claims” means claims, suits, actions, demands or other proceedings by any Third Party.

(ii) “Indemnitee” means, as applicable, a Keros Indemnitee (as defined in Section 12.1(b) or a Novo Nordisk Indemnitee (as defined in Section 12.1 (c)).

(iii) “Losses” means any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation).

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(b) Indemnification by Novo Nordisk. Novo Nordisk hereby agrees to indemnify, defend and hold harmless each of Keros and its officers, directors, employees and agents (for purposes of Section 12.1, each, a “Keros Indemnitee”) from and against Losses resulting directly from Claims arising out of (i) Novo Nordisk’s breach of its representations or warranties under Section 11 of this Agreement; or (ii) the negligence or willful misconduct in performing the activities to be performed by Novo Nordisk under this Agreement, including the manufacture, storage, use, Development or Commercialization of Ligands Traps or Licensed Product (including product liability claims), in each case by Novo Nordisk or its Affiliates or its contractors. Novo Nordisk’s obligations under this Section 12.1 (b) shall not apply to the extent that any such Losses are attributable to (A) Keros’ material breach of this Agreement, including breach of its representations or warranties under this Agreement or (B) the gross negligence or willful misconduct of any Keros Indemnitee.

(c) Indemnification by Keros. Keros hereby agrees to indemnify, defend and hold harmless each of Novo Nordisk and its officers, directors, employees and agents (for purposes of Section 12.1, each, a “Novo Nordisk Indemnitee”) from and against Losses resulting directly from Claims arising out of (i) Keros’ breach of its representations or warranties under Section 11 of this Agreement; or (ii) the negligence or willful misconduct in performing the activities to be performed by Keros under this Agreement, including the manufacture, storage, use, Development or Commercialization of Ligands Traps or Licensed Product (including product liability claims), in each case by Keros or its Affiliates or its contractors. Keros’ obligations under this Section 12.1 (c) shall not apply to the extent that any such Losses are attributable to (A) Novo Nordisk’s material breach of this Agreement, including breach of its representations or warranties under this Agreement or (B) the gross negligence or willful misconduct of any Novo Nordisk Indemnitee.

(d) Indemnification Procedures. The Indemnitee shall (i) notify the indemnifying Party (the “Indemnitor”) of any Claim for which it seeks to exercise its rights under Section 12.1 (b) or (c) promptly after it receives notice of such Claim; (ii) permit the Indemnitor to assume the sole control of the defense thereof, including the right to settle or conclude such defense (so long as such settlement does not, without the Indemnitee’s consent, admit liability or impose any obligation on the part of the Indemnitee), with counsel mutually satisfactory to the Parties; (iii) cooperate as reasonably requested (at the expense of Indemnitor) in the defense of such Claim; and (iv) not settle such Claim without the express, prior written consent of the Indemnitor.

(e) Limitations. The failure of an Indemnitee to deliver notice to the Indemnitor promptly after the commencement of any Claim for which such Indemnitee seeks to exercise its rights under Section 12.1, to the extent prejudicial to the Indemnitor’s ability to defend such Claim, shall relieve the Indemnitor of its obligation to the Indemnitees under Section 12.1. The Parties agree that only Keros or Novo Nordisk may seek to exercise the rights under Section 12.1 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly seek to exercise such rights.

12.2 Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, HOWEVER CAUSED, ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT OR ANY CLAIM ARISING HEREUNDER, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 12.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 12.1.

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ARTICLE 13

Dispute Resolution

13.1 Internal Resolution. Except as otherwise expressly provided in this Agreement, any Dispute shall be first referred to an Executive of each Party for resolution, prior to proceeding under the other provisions of this Article 13. A Dispute shall be referred to such Executives upon one Party providing the other Party with written notice that such Dispute exists, and such Executives shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within [***] of such other Party’s receipt of such notice, either Party may initiate by written notice to the other the Dispute resolution provisions in Section 13.2. The Parties agree that any discussions between such Executives regarding such Dispute will not constitute settlement discussions, unless the Parties agree otherwise in writing.

13.2 Arbitration.

(a) Rules. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 13.1 shall be resolved through binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (for purposes of Article 13, the “Rules”) by a single arbitrator appointed in accordance with the said Rules, applying the substantive law specified in Section 14.2. The demand for arbitration and counterclaim shall each include a statement setting forth the issues in dispute that are being presented for resolution through binding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such Dispute would be barred by the applicable statute of limitations as determined from the date such Dispute was referred to the arbitrator in accordance with this Section 13.2.

(b) Arbitrator; Location. Unless otherwise agreed by the Parties, the arbitrator shall be appointed in accordance with the Rules. The arbitration proceedings shall be conducted in New York, New York, USA. The Parties shall take all reasonable actions to commence the proceeding under this Section 13.2 as promptly as possible but in no event later than [***] after the initiation of any Dispute under this Section 13.2.

(c) Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrator may deem any party as “necessary.” Following the request by either Party, the arbitrator shall make a determination regarding reasonable production by the Parties of documents relevant to the Dispute. The arbitrator shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.

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(d) Costs. [***].

(e) Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 13.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 13, such Party may seek a temporary injunction or other interim equitable relief or bring an action in aid of arbitration in a court of competent jurisdiction pending the opportunity of the arbitrator to review the decision under this Section 13.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

(f) Protective Orders; Arbitrability. At the request of either Party, the arbitrator shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrator shall have the power to decide all questions of arbitrability.

(g) Internation Arbitration Treaty. The Parties intend that each award by an arbitrator in an arbitration pursuant to this Section 13.2 shall be rendered in accordance with the United Nations Convention on the Recognition and Enforcement of Arbitral Awards and shall be enforceable in accordance therewith.

ARTICLE 14

Miscellaneous

14.1 Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 14.1. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; or (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent). Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 14.1 by sending written notice to the other Party in accordance with this Section 14.1.

If to Keros:

Keros Therapeutics, Inc.

99 Hayden Avenue, Building E, Suite 120

Lexington, Massachusetts 02142 USA

Attn: CEO

cc: Alliance Manager

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with a required copy to:

Faber Daeufer & Itrato PC

890 Winter Street

Suite 315

Waltham, MA 02451 USA

[***]

[***]

Attn: [***]

If to Novo Nordisk:

Novo Nordisk A/S

Novo Allé

DK-2880 Bagsværd

Denmark

Attn: Head of Business Development

with a required copy to:

Novo Nordisk A/S

Novo Alle

DK-2880 Bagsværd

Denmark

Attn: General Counsel

14.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without regard to conflict of laws principles. The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

14.3 Assignment. Neither Party shall be allowed to assign or transfer any of its rights and/or obligations arising out of this Agreement, either in full or in part, to any Third Party without prior written consent of the other Party, provided however, that each Party may assign this Agreement (a) to an Affiliate, or (b) to a Third Party that acquires, by merger, sale of assets or otherwise, all or substantially all of the equity of Keros or all or substantially all of the assets or business of Keros to which the subject matter of this Agreement relates. This Agreement shall also be binding upon the legal successors of the Parties. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

14.4 Force Majeure. Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government

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or agency thereof and judicial orders or decrees. If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto. The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible.

14.5 Animal Welfare.

(a) Keros certifies that it is regularly engaged in conducting tests in vitro and in vivo. Further, Keros certifies that in the Research Collaboration, the Ligand Traps will be used by it only for tests in vitro and in vivo in laboratory research animals pursuant to the Research Plan and will not be administered to humans. The Parties agree to ensure high welfare standards for experimental animals. Keros acknowledges that it has read and understood the Novo Nordisk Principles for the Use of Animals attached hereto as Exhibit E and agrees to adhere to and comply with these obligations. Keros must promptly notify Novo Nordisk in the event of any unexpected issues in relation to animal welfare or bioethical concerns that occur under the Research Collaboration during the Collaboration Term. The Parties agree to collaborate to address any such issues and concerns.

(b) Novo Nordisk i) will review the Research Plan and ii) may require an on-site animal welfare inspection prior to approval of the Research Plan. In the event that Novo Nordisk wishes to perform an animal welfare inspection during the Collaboration Term, Keros must give Novo Nordisk access to its site upon reasonable notice of no less than [***].

14.6 Relationship of the Parties. The Parties are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

14.7 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy. A waiver will be effective only upon the written consent of the Party granting such waiver.

14.8 Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

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14.9 Entire Agreement. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersede and terminate all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

14.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A pdf file contained in an email, of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows]

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In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

Keros Therapeutics, Inc.		Novo Nordisk A/S

Signed:	/s/ Jasbir S. Seehra	Signed:	/s/ Mads Krogsgaard Thomsen
Name:	Jasbir S. Seehra	Name:	Mads Krogsgaard Thomsen
Title:	CEO	Title:	Chief Science Officer
Novo Nordisk NS

		Signed:	/s/ Lars Fruergaard Jørgensen
		Name:	Lars Fruergaard Jørgensen
		Title:	President & CEO
Novo Nordisk NS

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EXHIBIT A: EXISTING LIGAND TRAPS

Existing Ligand Traps are the following:

[***]

[***]

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EXHIBIT B: KEROS BACKGROUND PATENTS

Title	Serial No. / Publication No. / Patent No.	Territory	Status
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

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Exhibit C

Research Plan

[***]

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Exhibit D

New Ligand Traps Information package

[***]

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EXHIBIT E: NOVO NORDISK POLICY FOR USE OF ANIMALS

Novo Nordisk considers the use of animals to be essential for the discovery, development and production of pharmaceutical and medical products.

Ethical considerations and animal welfare are given high priority at Novo Nordisk. As an integral part of our approach to animal testing, we are constantly looking for new ways to replace, reduce and refine the use of animals for testing.

Animals will be used only where no available and acceptable alternatives exist.

To ensure uniform standards, the following principles must be adhered to throughout Novo Nordisk and all our external collaborators including contract laboratories, research laboratories, partners and suppliers:

•	All activities involving animals must be conducted strictly in accordance with present legislation

•	Alternatives to animal experiments must be used whenever possible

•	Transgenic animals may be used for testing and experiments when this model is justified

•	Animals bred specifically for experimental purposes must be used unless special conditions are in evidence

•	Housing, husbandry and transportation of animals must as a minimum comply with internationally approved standards

•	Housing conditions must take into consideration the special needs of the animal species in question

•	Housing, husbandry and care of animals must be undertaken by personnel having received adequate and relevant education. The level of education must be documented

•	Health control should be supervised by a veterinary officer experienced in regard to laboratory animals

•	Transportation of animals must be as lenient as possible, taking into consideration the special needs of the animal species in question

•	All precautions must be taken to reduce suffering and distress

•	Procedures for monitoring and evaluation of the well-being of the animals as well as treatment must be implemented

At Novo Nordisk records are kept updated on the type of experiment, animal species and number of animals used in accordance with the authorities’ and the requirements of Novo Nordisk. The number of animals used internally as well as at facilities run by external collaborators will be published in the Annual Novo Nordisk Sustainability Report.

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EXHIBIT F: NOVO NORDISK A/S’ INVOICING INSTRUCTIONS

[***]